Exhibit 99.1

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Change in Control and Severance Agreement (the “Agreement”) is entered into by and between [•] (the “Executive”) and Proofpoint, Inc., a Delaware corporation (the “Company”), on     , 2018, and is effective as of [•] 2018 (the “Effective Date”).

1.             Term of Agreement.

Except to the extent renewed as set forth in this Section 1, this Agreement shall terminate on the earlier of December 31, 2020 (the “Expiration Date”) or the date the Executive’s employment with the Company terminates for a reason other than a Qualifying Termination or CIC Qualifying Termination; provided however, if a definitive agreement relating to a Change in Control has been signed by the Company on or before the Expiration Date, then this Agreement shall remain in effect through the earlier of:

(a)           The date the Executive’s employment with the Company terminates for a reason other than a Qualifying Termination or CIC Qualifying Termination, or

(b)           The date the Company has met all of its obligations under this Agreement following a termination of the Executive’s employment with the Company due to a Qualifying Termination or CIC Qualifying Termination.

This Agreement shall renew automatically and continue in effect for three (3) year periods measured from the initial Expiration Date and each subsequent Expiration Date, unless the Company provides Executive notice of non-renewal at least three (3) months prior to the date on which this Agreement would otherwise renew. For the avoidance of doubt, and notwithstanding anything to the contrary in Section 2 or 3 below, the Company’s non-renewal of this Agreement shall not constitute a Qualifying Termination or CIC Qualifying Termination, as applicable.

2.             Qualifying Termination.  If the Executive is subject to a Qualifying Termination, then, subject to Sections 4, 8, and 9 below, Executive will be entitled to the following benefits:

(a)           Severance Benefits.  The Company shall pay the Executive six (6) months’ worth of his or her monthly base salary (at the rate in effect immediately prior to the actions that resulted in the Qualifying Termination). Executive will receive his or her severance payment in a cash lump-sum in accordance with the Company’s standard payroll procedures, which payment will be made no later than the first regular payroll date occurring after the sixtieth (60th) day following the Separation, provided that the Release Conditions have been satisfied.

(b)           Continued Employee Benefits.  If Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall pay the full amount of Executive’s COBRA premiums on behalf of the Executive for the Executive’s continued coverage under the Company’s health, dental and vision plans, including coverage for the Executive’s eligible dependents, for six (6) months following the Executive’s Separation or, if earlier, until Executive is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer.

(c)           Equity.  Solely to the extent Executive is subject to a Qualifying Termination that occurs within twelve (12) months following any change in the Company’s Chief Executive Officer (as of the date hereof), then in addition to the payments and benefits set forth in Section 2(a) and 2(b) hereof, any outstanding Equity Awards (including Equity Awards subject to performance-based vesting criteria, to the extent the applicable performance criteria has been achieved as of the date of Separation, irrespective of whether a determination as to achievement has been made by date of Separation) shall accelerate and become vested and exercisable as if Executive had completed an additional twelve (12) months of service following the date of Separation (six (6) months if the date of Separation is less than twelve (12) months after Executive commences employment with the Company). Subject to Section 4, the accelerated vesting described above shall be effective as of the Separation.

3.             CIC Qualifying Termination.  If the Executive is subject to a CIC Qualifying Termination, then, subject to Sections 4, 8, and 9 below, Executive will be entitled to the following benefits:

(a)           Severance Payments. The Company or its successor shall pay the Executive (i) six (6) months’ worth of his or her monthly base salary and (ii) fifty percent (50%) of the Executive’s annual target bonus, each at the rate in effect immediately prior to the actions that resulted in the Qualifying Termination. Such payment shall be paid in a cash lump sum payment in accordance with the Company’s standard payroll procedures, which payment will be made no later than the first regular payroll date occurring after the sixtieth (60th) day following the Separation, provided that the Release Conditions have been satisfied.

(b)           Continued Employee Benefits. If Executive timely elects continued coverage under COBRA, the Company shall pay the full amount of Executive’s COBRA premiums on behalf of Executive for Executive’s continued coverage under the Company’s health, dental and vision plans, including coverage for Executive’s eligible dependents, for six (6) months following Executive’s Separation or, if earlier, until Executive is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer.

(c)           Equity. Each of Executive’s then outstanding Equity Awards, including awards that would otherwise vest only upon satisfaction of performance criteria, shall accelerate and become vested and exercisable as to 100% of the then-unvested shares subject to the Equity Award (except if the execution of a definitive agreement to effect a Change in Control occurs less than twelve (12) months after Executive commences employment with the Company, in which case each Equity Award shall accelerate and become vested and exercisable as to 50% of the unvested shares subject to the Equity Award at the time of Separation), provided, however, that the vesting of any performance-based awards shall be as if all applicable performance criteria were achieved at target levels. Subject to Section 4, the accelerated vesting described in this Section 3(c) shall be effective as of the Separation.

4.             General Release. Any other provision of this Agreement notwithstanding, the benefits under Section 2 and 3 shall not apply unless the Executive (i) has executed a general release (substantially in the form prescribed by the Company) of all known and unknown claims that he or she may then have against the Company or persons affiliated with the Company and such release has become effective and (ii) has agreed not to prosecute any legal action or other proceeding based upon any such claims (this document effecting the foregoing, the “Release”). The Company will deliver the form of Release to the Executive within ten (10) days after the Executive’s Separation. The Executive must execute and return the Release within the time period specified in the form.

5.             Accrued Compensation and Benefits. Notwithstanding anything to the contrary in Section 2 and 3 above, in connection with any termination of employment (whether or not a Qualifying Termination or CIC Qualifying Termination), the Company shall pay Executive’s earned but unpaid base salary and other vested but unpaid cash entitlements for the period through and including the termination of employment, including unreimbursed documented business expenses incurred by Executive through and including the date of termination (collectively “Accrued Compensation and Expenses”), as required by law and the applicable Company plan or policy. In addition, Executive shall be entitled to any other vested benefits earned by Executive for the period through and including the termination date of Executive’s employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein (collectively “Accrued Benefits”). Any Accrued Compensation and Expenses to which the Executive is entitled shall be paid to the Executive in cash as soon as administratively practicable after the termination and, in any event, no later than two and one-half (2-1/2) months after the end of the taxable year of the Executive in which the termination occurs or at such earlier time as may be required by Section 9 below or to such lesser extent as may be mandated by Section 8 below. Any Accrued Benefits to which the Executive is entitled shall be paid to the Executive as provided in the relevant plans and arrangements.

6.             Definitions.

(a)           “Board” means the Company’s board of directors.

(b)           “Cause” means the Executive’s Separation because of the Executive’s (i) conviction of, or plea of nolo contendere, to a felony or other crime involving moral turpitude, (ii) any willful acts of personal dishonesty which involves personal profit at the expense of the Company or any other entity having a business relationship with the Company, (iv) willful, material violation of any written contract or agreement between the Executive and the Company, (v) willful and continued failure to perform the duties and responsibilities of his or her position, provided, however, that Executive has first received written notice from the Board or Chief Executive Officer specifying the basis for such determination and provides Executive thirty (30) days from the receipt of such notice to take corrective action, or (vi) any other willful act of gross misconduct which is materially injurious to the Company.

(c)           “Code” means the Internal Revenue Code of 1986, as amended.

(d)           “Change in Control” For all purposes under this Agreement, a Change in Control shall mean a “Corporate Transaction,” as such term is defined in the Plan, provided that the transaction (including any series of  transactions) also qualifies as a change in control event under U.S. Treasury Regulation 1.409A-3(i)(5).

(e)           “CIC Qualifying Termination” means a Separation, during the period beginning three (3) months prior to a Change in Control or, if earlier, upon the execution of a definitive agreement to effect a Change in Control, and ending eighteen (18) months following the consummation of a Change in Control, resulting from (i) the Company or its successor terminating the Executive’s employment for any reason other than Cause or (ii) the Executive voluntarily resigning his or her employment for Good Reason.  A termination or resignation due to the Executive’s death or disability shall not constitute a CIC Qualifying Termination.  In the case of a CIC Qualifying Termination prior to a Change in Control, then solely for purposes of benefits under this Agreement the date of Separation will be deemed the date the Change in Control is consummated.

(f)            “Equity Awards” means all options to purchase shares of Company common stock as well as any and all other stock-based awards granted to the Executive, including but not limited to stock bonus awards, restricted stock, restricted stock units, performance stock units or stock appreciation rights.

(g)           “Good Reason” means, without Executive’s consent:  (i) a material diminution in the Executive’s authority, duties or responsibilities, or a material reduction in the authority, duties or responsibilities of the person or persons to whom the Executive is required to report, (or solely with respect to the Company’s Chief Executive Officer, if following a Change in Control such Executive is not retained as President or Chief Executive Officer of the successor entity,) (ii) a reduction in Executive’s base salary or annual target cash bonus or (iii) a relocation of Executive’s place of employment by more than fifty (50) miles. For Executive to receive the benefits under this Agreement as a result of a voluntary resignation under this subsection (g), all of the following requirements must be satisfied: (1) the Executive must provide notice to the Company of his or her intent to assert Good Reason within ninety (90) days of the initial existence of one or more of the conditions set forth in sub clauses (i) through (iii); (2) the Company will have thirty (30) days (the “Company Cure Period”) from the receipt of such notice to remedy the condition and, if it does so, the Executive may withdraw his or her resignation or may resign with no benefits under this Agreement; and (3) any termination of employment under this provision must occur within sixty (60) days following the earlier of expiration of the Company Cure Period or written notice from the Company that it will not undertake to cure the condition set forth in sub clauses (i) through (iii).

(h)           “Plan” means the Company’s 2012 Equity Incentive Plan, as may be amended from time to time.

(i)            “Release Conditions” mean the following conditions occurring within sixty (60) days following the Separation: (i) Company has received the Executive’s executed Release and (ii) any rescission period applicable to the Executive’s executed Release has expired.

(j)            “Qualifying Termination” means a Separation that is not a CIC Qualifying Termination, but which results from (i) the Company terminating the Executive’s employment for any reason other than Cause or (ii) the Executive voluntarily resigning his or her employment for Good Reason. A termination or resignation due to the Executive’s death or disability shall not constitute a Qualifying Termination.

(k)           “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

7.             Successors.

(a)           Company’s Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to the Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets or which becomes bound by this Agreement by operation of law.

(b)           Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.             Golden Parachute Taxes.

(a)           Certain Reductions.  In the event that any payment or benefit received or to be received by Executive pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of Section 9, such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in the Payments being $1.00 less than the amount at which any portion of the Payments would be subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to Executive (“Independent Tax Counsel”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required under this Section, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that Executive pays all taxes at the highest marginal rate. The Company and Executive shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. In the event that Section 8(a)(ii)(B) above applies, then based on the information provided to Executive and the Company by Independent Tax Counsel, Executive may, in Executive’s sole discretion and within thirty (30) days of the date on which Executive is provided with the information prepared by Independent Tax Counsel, determine which and how much of the Payments (including the accelerated vesting of equity compensation awards) to be otherwise received by Executive shall be eliminated or reduced (as long as after such determination the value (as calculated by Independent Tax Counsel in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to Executive equals the Reduced Amount). If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 8(b) hereof shall apply, and the enforcement of Section 8(b) shall be the exclusive remedy to the Company.

(b)           Adjustments.  If, notwithstanding any reduction described in Section 8(a) hereof (or in the absence of any such reduction), the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of one or more Payments, then Executive shall be obligated to surrender or pay back to the Company, within one-hundred twenty (120) days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that Executive’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero (0) if a Repayment Amount of more than zero (0) would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by Executive from the Payments. If the Excise Tax is not eliminated pursuant to this Section 8(b), Executive shall pay the Excise Tax.

9.             Miscellaneous Provisions.

(a)           Section 409A. To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the Executive’s Separation; or

(ii) the date of Executive’s death following such Separation; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest). To the extent any nonqualified deferred compensation pursuant to Section 409A of the Code payable to Executive under this Agreement could be paid in one or more taxable years depending upon Executive’s completion of certain employment-related actions (such as resigning after a failure to cure a Good Reason event and/or satisfying the Release Conditions), then any such payments will commence or occur in the later taxable year to the extent required by Section 409A of the Code. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.

(b)           Other Arrangements.  Notwithstanding anything in this Agreement to the contrary, this Agreement supersedes any and all cash severance arrangements and vesting acceleration arrangements under any offer letter or employment agreement, agreement governing Equity Awards and severance and salary continuation arrangements, programs and plans which were previously offered by the Company to the Executive and are in effect as of the Effective Date, including change in control severance arrangements and vesting acceleration arrangements pursuant to an agreement governing Equity Awards, employment agreement or offer letter (together, “Prior Agreements”) and Executive hereby waives Executive’s rights to such other benefits under the Prior Agreements. In no event shall any individual receive cash severance benefits under both this Agreement and any other vesting acceleration arrangement, severance pay or salary continuation program, plan or other arrangement with the Company. For the avoidance of doubt, in no event shall Executive receive payment under both Section 2 and Section 3 with respect to Executive’s Separation.

(c)           Dispute Resolution.  To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved in the manner provided by that certain Arbitration Agreement by and between Executive and the Company, dated [       ], which is incorporated herein by reference and forms a part of this Agreement, and otherwise shall be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in Santa Clara County, and conducted by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) under its then-existing employment rules and procedures, Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees.

(d)           Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with Federal Express Corporation, with shipping charges prepaid. In the case of the Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(e)           Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(f)            Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(g)           Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(h)           No Retention Rights. Nothing in this Agreement shall confer upon the Executive any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of the Executive, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without Cause.

(i)            Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (other than its choice-of-law provisions).

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE	PROOFPOINT, INC.

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